IGAMBIT INC.
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,

	2009	2008
	Restated

ASSETS

Current assets
Cash	$857,074	$322,439
Accounts receivable	56,743	--
Prepaid expenses	8,838	--
Notes receivable - stockholders	17,000	17,000
Assets from discontinued operations	715,573	646,488

Total current assets	1,655,228	985,927

Property and equipment, net	895	1,491

Other assets
Notes receivable - stockholders	--	198,281
Goodwill	111,026	--
Deposits	2,500	--
Assets from discontinued operations	150,985	264,477

Total other assets	264,511	462,758

	$1,920,634	$1,450,176

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$96,928	$4,754
Loans payable - stockholders	2,504	--

Total current liabilities	99,432	4,754

Long-term liabilities
Liabilities from discontinued operations	--	491,538

Total liabilities	99,432	496,292

Stockholders' equity
Common stock, $.001 par value; authorized -
75,000,000 shares in 2009 and 30,000,000 in 2008;
issued and outstanding - 23,954,056 shares in 2009
and 22,719,056 in 2008	23,954	22,719
Additional paid-in capital	2,396,443	2,135,648
Accumulated deficit	(599,195)	(1,204,483)

Total stockholders' equity	1,821,202	953,884

	$1,920,634	$1,450,176

F2

IGAMBIT INC.
CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31,

	2009	2008
	Restated

Sales	$173,011	$--

Cost of sales	47,458	--

Gross profit	125,553	--

Operating expenses
General and administrative expenses	809,542	196,589

Loss from operations	(683,989)	(196,589)

Other income
Interest income	3,908	2,554

Loss from continuing operations before income tax benefit	(680,081)	(194,035)

Income tax benefit	(238,334)	(44,065)

Loss from continuing operations	(441,747)	(149,970)

Income from discontinued operations (net of taxes of $683,602
and $361,286)	1,047,035	553,363

Net income	$605,288	$403,393

Basic and fully diluted earnings (loss) per common share:
Continuing operations	$(.02)	$(.01)
Discontinued operations, net of tax	$.05	$.03
Net earnings per common share	$.03	$.02

Weighted average common shares outstanding	23,009,029	22,402,104

F3

IGAMBIT INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2009 AND 2008

			Additional
	Common stock		Paid-in	Accumulated
	Shares	Amount	Capital	Deficit	Totals

Balances, December 31, 2007	21,737,018	$21,737	$1,987,749	$(1,607,876)	$401,610

Compensation for vested stock options	--	--	72,900	--	72,900

Common stock issued in consideration
of cashless exercise of options,
valued at $.01 per share	788,100	788	7,093	--	7,881

Common stock issued in exercise
of warrants, valued at $.01 per share	60,000	60	540	--	600

Common stock issued in exercise
of warrants, valued at $.50 per share	135,000	135	67,365	--	67,500

Common stock retired	(1,062)	(1)	1	--	--

Net income				403,393	403,393

Balances, December 31, 2008	22,719,056	22,719	2,135,648	(1,204,483)	953,884

Compensation for vested stock options	--	--	67,500	--	67,500

Compensation for vested warrants	--	--	2,030	--	2,030

Common stock issued in consideration
of cashless exercise of options,
valued at $.01 per share	735,000	735	6,765	--	7,500

Assets of acquired business	--	--	73,974	--	73,974

Common stock issued in business
acquisition	500,000	500	49,500	--	50,000

Stock options granted for acquired
business resulting in goodwill			61,026		61,026

Net income				605,288	605,288

Balances, December 31, 2009 (Restated)	23,954,056	$23,954	$2,396,443	$(599,195)	$1,821,202

F4

IGAMBIT INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31,

		2009	2008
		Restated	Restated

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income		$605,288	$403,393
Adjustments to reconcile net income to net
cash used by operating activities
Income from discontinued operations		(1,047,035)	(553,363)
Depreciation		596	373
Stock-based compensation expense		69,530	72,900
Cashless exercises of stock options		7,500	7,881
Write off of fixed assets		2,993	--
Increase (Decrease) in cash flows as a result of
changes in asset and liability account balances:
Accounts receivable		10,215	--
Prepaid expenses		(4,815)	--
Accounts payable		92,174	2,095

Net cash used by continuing operating activities		(263,554)	(66,721)
Net cash used by discontinued operating activities		(718,315)	(200,026)

NET CASH USED BY OPERATING ACTIVITIES		(981,869)	(266,747)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment		--	(1,864)
Increase in deposits		(2,500)	--
Repayments of loans to stockholders		198,281	(126,000)

Net cash provided (used) by continuing investing activities		195,781	(127,864)
Net cash provided by discontinued investing activities		1,459,757	608,043

NET CASH PROVIDED BY INVESTING ACTIVITIES		1,655,538	480,179

CASH FLOWS FROM FINANCING ACTIVITIES:
Loans from shareholders		2,504	--
Proceeds from exercise of warrants		--	68,100

Net cash provided by continuing financing activities		2,504	68,100
Net cash used by discontinued financing activities		(141,538)	--

NET CASH (USED) PROVIDED BY FINANCING ACTIVITIES		(139,034)	68,100

NET INCREASE IN CASH		534,635	281,532

CASH - BEGINNING OF YEAR		322,439	40,907

CASH - END OF YEAR		$857,074	$322,439

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest		$1,189	$--
Income taxes		4,698	67

Non-cash investing and financing activities:
Stock-based compensation expense		$69,530	$72,900
Cashless exercise of common stock options		7,500	7,881
Common stock issued in business acquisition resulting in goodwill		50,000	--
Stock options granted in business acquisition resulting in goodwill		61,026	--
Assets of acquired business		73,974	--

F5

IGAMBIT INC.
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Note 1 - Organization and Basis of Presentation

The consolidated financial statements presented are those of iGambit Inc., (the “Company”) and its wholly-owned subsidiary, Gotham Innovation Lab Inc. (“Gotham”). The Company was incorporated under the laws of the State of Delaware on April 13, 2000. The Company was originally incorporated as Compusations Inc. under the laws of the State of New York on October 2, 1996.  The Company changed its name to BigVault.com Inc. upon changing its state of domicile on April 13, 2000.  The Company changed its name again to bigVault Storage Technologies Inc. on December 22, 2000 before changing to iGambit Inc. on July 18, 2006.  Gotham was incorporated under the laws of the state of New York on September 23, 2009.

Business Acquisition

The Company acquired 200 no par value common shares of Gotham for $100.  Subsequent to the acquisition of the Company’s newly formed subsidiary, Gotham, on October 1, 2009 Gotham acquired all of the assets and business operations of Jekyll Island Ventures Inc. doing business as Gotham Photo Company (“Jekyll”) for 500,000 shares of the Company’s common stock at a value of $.10 per share, and for 1,500,000 options to purchase the Company’s common stock over a three year period at a value of $.09 per share.  Jekyll is a developer of web based software solutions for the real estate industry in the areas of marketing real estate.  Subsequent to the acquisition, Jekyll dissolved and distributed its shares of the Company’s common stock to the shareholders of Jekyll.  Gotham maintained Jekyll’s d/b/a name of Gotham Photo Company.  The assets acquired from Jekyll are as follows:

Cash	$4,023
Accounts receivable	66,958
Fixed assets	2,993
$73,974

Following is a presentation of pro forma balance sheets and statements of operations for the nine months ended September 30, 2009 and for the year ended December 31, 2008, and the pro forma statements of operations for the year ended December 31, 2009:

Nine months ended September 30, 2009:

Pro Forma Balance Sheets

	iGambit	Jekyll	Combined

Current assets	$1,371,447	$70,981	$1,442,428
Fixed assets	1,044	2,993	4,037
Other assets	153,209		153,209
Total assets	1,525,700	73,974	1,599,674

Current liabilities	2,121	--	2,121
Long-term liabilities	--	--	--
Total liabilities	2,121	--	2,121
Stockholders' equity	1,523,579	73,974	1,597,553
Total liabilities and stockholders' equity	$1,525,700	$73,974	$1,599,674

Pro Forma Statements of Operations

	iGambit	Jekyll	Combined

Revenue	$--	$249,925	$249,925
Cost of sales	--	43,151	43,151
Gross profit	--	206,774	206,774
General and administrative expenses	418,772	208,965	627,737
Loss from operations	(418,772)	(2,191)	(420,963)
Other income	7,435	--	7,435
Income tax benefit	107,059	--	107,059
Loss from continuing operations	(304,278)	(2,191)	(306,469)
Income from discontinued operations	744,973	--	744,973
Net income (loss)	$440,695	$(2,191)	$438,504

F6

Year ended December 31, 2008:

Pro Forma Balance Sheets

	iGambit	Jekyll	Combined

Current assets	$985,927	$80,650	$1,066,577
Fixed assets	1,491	--	1,491
Other assets	462,758	--	462,758
Total assets	1,450,176	80,650	1,530,826

Current liabilities	4,754	3,929	8,683
Long-term liabilities	491,538	--	491,538
Total liabilities	496,292	3,929	500,221
Stockholders' equity	953,884	76,721	1,030,605
Total liabilities and stockholders' equity	$1,450,176	$80,650	$1,530,826

Pro Forma Statements of Operations

	iGambit	Jekyll	Combined

Revenue	$--	$359,590	$359,590
Cost of sales	--	62,100	62,100
Gross profit	--	297,490	297,490
General and administrative expenses	196,589	280,198	476,787
(Loss) income from operations	(196,589)	17,292	(179,297)
Other income	2,554	--	2,554
Income tax benefit	44,065	--	44,065
(Loss) income from continuing operations	(149,970)	17,292	(132,678)
Income from discontinued operations	553,363	--	553,363
Net income	$403,393	$17,292	$420,685

Year ended December 31, 2009:

Pro Forma Statements of Operations

	iGambit	Jekyll	Combined

Revenue	$6,350	$416,586	$422,936
Cost of sales	--	90,608	90,608
Gross profit	6,350	325,978	332,328
General and administrative expenses	565,384	453,123	1,018,507
Loss from operations	(559,034)	(127,145)	(686,179)
Other income	3,908	--	3,908
Income tax benefit	238,334	--	238,334
Loss from continuing operations	(316,792)	(127,145)	(443,937)
Income from discontinued operations	1,047,035	--	1,047,035
Net income (loss)	$730,243	$(127,145)	$603,098

Following is a presentation of the statement of operations of Jekyll since the acquisition date included in the consolidated statement of operations for the year ended December 31, 2009:

Revenue	$166,661
Cost of sales	47,457
Gross profit	119,204
General and administrative expenses	244,158
Net loss	$(124,954)

Merger Transaction

On December 19, 2005, the Company executed a certificate of merger whereby BigVault Inc. (a Nevada corporation) merged into the Company leaving the Company as the surviving corporation.  Pursuant to the certificate of merger, each share of Big Vault Inc.’s common stock issued and outstanding was converted to one share of the Company’s common stock.

F7

Note 2 – Discontinued Operations

Sale of Business

On February 28, 2006, the Company entered into an asset purchase agreement with Digi-Data Corporation (“Digi-Data”), whereby Digi-Data acquired the Company’s assets and its online digital vaulting business operations in exchange for $1,500,000, which was deposited into an escrow account for payment of the Company’s outstanding liabilities.  In addition, as part of the sales agreement, the Company receives payments from Digi-Data based on 10% of the net vaulting revenue payable quarterly over five years.  The Company is also entitled to an additional 5% of the increase in net vaulting revenue over the prior year’s revenue.  These adjustments to the sales price are included in the discontinued operations line of the statements of income.

The assets and liabilities of the discontinued operations are presented in the balance sheets under the captions “Assets of discontinued operations” and “Liabilities of discontinued operations.” The underlying assets and liabilities of the discontinued operations for the years ended December 31 are as follows:

	2009	2008

ASSETS
Current:
Accounts receivable	$713,732	$367,430
Deferred income taxes	--	279,058
Noncurrent:
Restricted cash	150,985	165,727
Deferred income taxes	--	98,750
Assets of discontinued operations	$864,717	$910,965

LIABILITIES
Noncurrent:
Prepaid contingency	$--	$141,538
Deferred compensation	--	350,000
Liabilities of discontinued operations	$--	$491,538

Accounts Receivable

Accounts receivable includes 50% of contingency payments earned for the previous quarter.

Restricted Cash

An escrow account was established in connection with the sale of business to Digi-Data to hold funds for contingent liabilities.  Under the terms of the sale, 25% of the quarterly contingency payments are deposited into the escrow account for a period of three years.  Also under the terms of the sale, 50% of the balance of the escrow funds held will be released after three years, and the remaining balance released after two more years.  The escrow account balance was $150,985 and $165,727 at December 31, 2009 and 2008, respectively.

Prepaid Contingency

Prepaid contingency includes cash and expenses advanced by Digi-Data prior to the sale.  The balance is being repaid with 25% of quarterly contingency payments earned and received by the Company from Digi-Data.  The prepaid contingency balance was $0 and $141,538 as of December 31, 2009 and 2008, respectively.

Deferred Compensation

The Company was indebted to two former officers for unpaid compensation totaling $350,000 at December 31, 2008.  The officers received advances against the deferred compensation totaling $198,281 as of December 31, 2008.  In 2009, compensation was fully repaid to the former officers who subsequently repaid the advances against the deferred compensation.

Note 3 – Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Gotham Innovation Lab, Inc.  All significant intercompany accounts and transactions have been eliminated.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reporting amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

For certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and amounts due to related parties, the carrying amounts approximate fair value due to their short maturities.

Revenue Recognition

Contingency payment income is recognized quarterly from a percentage of Digi-Data’s vaulting service revenue, and is included in discontinued operations.

The Company’s revenues from continuing operations consists of revenues primarily from sales of products and services rendered to real estate brokers.  Revenues are recognized upon delivery of the products or services.

Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include checking and money market accounts and any highly liquid debt instruments purchased with a maturity of three months or less.

F8

Accounts Receivable

The Company analyzes the collectability of accounts receivable each accounting period and adjusts its allowance for doubtful accounts accordingly.  A considerable amount of judgment is required in assessing the realization of accounts receivables, including the current creditworthiness of each customer, current and historical collection history and the related aging of past due balances.  The Company evaluates specific accounts when it becomes aware of information indicating that a customer may not be able to meet its financial obligations due to deterioration of its financial condition, lower credit ratings, bankruptcy or other factors affecting the ability to render payment.  As of December 31, 2009, the Company has charged $65,000 of bad debts to operations for uncollectible accounts.

Property and equipment and depreciation

Property and equipment are stated at cost.  Depreciation for both financial reporting and income tax purposes is computed using combinations of the straight line and accelerated methods over the estimated lives of the respective assets. During the year ended December 31, 2008, the Company purchased computer equipment totaling $1,864. Computer equipment is depreciated over 5 years.  Maintenance and repairs are charged to expense when incurred.  When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is credited or charged to income.

Depreciation expense of $596 and $373 was charged to operations for the years ended December 31, 2009 and 2008, respectively.

Goodwill

Goodwill represents the fair market value of the common shares issued and common stock options granted by the Company for the acquisition of Jekyll by the Company’s subsidiary, Gotham.  In accordance with ASC Topic No. 350 “Intangibles – Goodwill and Other”), the goodwill is not being amortized, but instead will be subject to an annual assessment of impairment by applying a fair-value based test, and will be reviewed more frequently if current events and circumstances indicate a possible impairment. An impairment loss is charged to expense in the period identified. If indicators of impairment are present and future cash flows are not expected to be sufficient to recover the asset’s carrying amount, an impairment loss is charged to expense in the period identified. A lack of projected future operating results from Gotham’s operations may cause impairment.  As Gotham’s marketing plan and expected core business is expected to commence later in 2010, it is too early for management to evaluate whether goodwill has been impaired.  No impairment was recorded during the year ended December 31, 2009.

Stock-Based Compensation

The Company accounts for its stock-based employee compensation plan in accordance with ASC Topic No. 718-20, Awards Classified as Equity, which requires the measurement of compensation expense for all share-based compensation granted to employees and non-employee directors at fair value on the date of grant and recognition of compensation expense over the related service period for awards expected to vest.  The Company uses the Black-Scholes option valuation model to estimate the fair value of its stock options and warrants. The Black-Scholes option valuation model requires the input of highly subjective assumptions including the expected stock price volatility of the Company’s common stock.  Changes in these subjective input assumptions can materially affect the fair value estimate of the Company’s stock options and warrants.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC Topic No. 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

The Company applies the provisions of ASC Topic No. 740 for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in the Company’s financial statements. In accordance with this provision, tax positions must meet a more-likely-than-not recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position.

Note 4 – Restatement to Prior Consolidated Financial Statements

On October 26, 2010, the Company’s Audit/Corporate Governance Committee determined that the previously issued audited consolidated financial statements for the year ended December 31, 2009 (contained in the Company’s Annual Report on Form 10-K filed June 15, 2010, and subsequently amended by Amendment No. 1 to the Annual Report on Form 10-K filed on September 13, 2010) and the previously issued unaudited consolidated financial statements for the quarters ended March 31, 2010 and June 30, 2010 (contained in the Company’s Quarterly Reports on Form 10-Q filed, respectively, on June 17, 2010 (Amendment No. 1 to The Quarterly Report for March 31, 2010 on Form 10-Q filed on September 13, 2010) and August 16, 2010) should be revised. The restatements to these consolidated financial statements reflect the appropriate income tax provision, goodwill, compensation from vested warrants, and reclassifications in the statements of cash flows.

For the year ended December 31, 2009, the Company determined that a schedule M-1 deduction for payments of deferred compensation was not claimed on the 2009 corporate tax return, resulting in an overstated income tax accrual aggregating $107,559.  The December 31, 2009 Form 10-K/A properly reflects this item. The net impact on this item increased net income by $107,559. This item also increased prepaid expenses for the overpaid taxes by $107,559 for the three months ended March 31, 2010 and for the six months ended June 30, 2010.  The Company also determined that its reporting of the Gotham acquisition resulted in an overstatement of goodwill and additional paid-in capital of $73,974.  The net impact of this item decreased goodwill and additional paid-in capital by $73,974.  The March 31, 2010 and June 30, 2010 goodwill and additional paid-in capital balances were restated accordingly.

For the year ended December 31, 2009, the Company determined that compensation expense for 2,250,000 stock warrants granted on May 26, 2009 was overstated as a result of overvaluing the warrants.  The December 31, 2009 Form 10-K/A properly reflects this item. The net impact on this item increased net income and decreased additional paid-in capital by $51,970.

The Company determined that payment for unpaid compensation was incorrectly classified as a financing activity.  The December 31, 2009 and September 30, 2009 statements of cash flows were restated to reflect the proper classification of the payment for unpaid compensation as an operating activity.  The Company determined that part of the cash received from discontinued operations of Digi-Data classified as operating activities should have been classified as investing activities.  The December 31, 2009 and 2008 and the September 30, 2010 and 2009 statements of cash flows were restated to reflect the proper classification of cash received from discontinued operations of Digi-Data.

F9

The following table presents the previously reported and the restated amounts included in the restatements:
	Previously		Restated as
	Reported as of		of
	December 31,	Effect of	December 31,
	2009	Restatement	2009

Changes to Consolidated Balance Sheet
Goodwill	$185,000	$(73,974)	$111,026
Accounts payable	$204,487	$(107,559)	$96,928
Additional paid-in capital	$2,522,387	$(125,944)	$2,396,443
Accumulated deficit	$(758,724)	$159,529	$(599,195)

Changes to Consolidated Statement of Income
General and administrative expenses	$861,512	$(51,970)	$809,542
Income tax benefit - continuing operations	$(254,071)	$15,737	$(238,334)
Tax provision - discontinued operations	$806,898	$(123,296)	$683,602
Net income	$445,759	$159,529	$605,288

Changes to Consolidated Statement of Cash Flows
Net cash used by discontinued financing activities	$(491,538)	$350,000	$(141,538)
Net cash provided (used) by discontinued operating activities	$29,665	$(747,980)	$(718,315)
Net cash provided by discontinued investing activities	$938,481	$521,276	$1,459,757

	Previously		Restated as
	Reported as of		of
	December 31,	Effect of	December 31,
	2008	Restatement	2008

Changes to Consolidated Statement of Cash Flows
Net cash used by discontinued financing activities	$(214,605)	$214,605	$0
Net cash provided (used) by discontinued operating activities	$187,811	$(387,837)	$(200,026)
Net cash provided by discontinued investing activities	$434,811	$173,232	$608,043

F10

Note 5 - Earnings Per Common Share

The Company calculates net earnings (loss) per common share in accordance with ASC 260 “Earnings Per Share” (“ASC 260”). Basic and diluted net earnings (loss) per common share was determined by dividing net earnings (loss) applicable to common stockholders by the weighted average number of common shares outstanding during the period. The Company’s potentially dilutive shares, which include outstanding common stock options and common stock warrants, have not been included in the computation of diluted net earnings (loss) per share for all periods as the result would be anti-dilutive.

	Year Ended December 31,
	2009	2008
StocSStock options	1,796,900	1,046,900
Aver Common stock warrants	3,085,000	835,000

Basic Total shares excluded from calculation	4,881,900	1,881,900

Note 6 – Stock Based Compensation

Stock-based compensation expense for all stock-based award programs, including grants of stock options and warrants, is recorded in accordance with "Compensation—Stock Compensation", Topic 718 of the FASB ASC. Stock-based compensation expense, which is calculated net of estimated forfeitures, is computed using the grant date fair-value method on a straight-line basis over the requisite service period for all stock awards that vest during the period. The grant date fair value for stock options is calculated using the Black-Scholes option valuation model. Determining the fair value of options at the grant date requires judgment, including estimating the expected term that stock options will be outstanding prior to exercise, the associated volatility and the expected dividends. Stock-based compensation expense is reported under general and administrative expenses on the accompanying consolidated statements of income.

In 2006, the Company adopted the 2006 Long-Term Incentive Plan (the "2006 Plan").  Awards granted under the 2006 plan have a ten-year term and may be incentive stock options, non-qualified stock options or warrants. The awards are granted at an exercise price equal to the fair market value on the date of grant and generally vest over a three or four year period. Effective January 1, 2006, we recognized compensation expense ratably over the vesting period, net of estimated forfeitures. As of December 31, 2009, there was no unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the 2006 plan.

The 2006 Plan provides for the granting of options to purchase up to 5,510,000 shares of common stock.  5,213,100 options have been exercised to date.  There are 1,796,900 options outstanding under the 2006 Plan.

Warrant activity during the years ended December 31, 2009 and 2008 follows:

				Weighted
				Average
			Weighted	Remaining
		Average	Average	Contractual
	Warrants	Exercise Price	Grant-Date Fair Value	Life (Years)
Warrants outstanding at January 1, 2008	1,652,518	$0.67	$0.10
Granted during 2008	60,000	0.01	0.10
Exercised during 2008	(195,000)	0.35	0.10
Expired during 2008	(682,518)	0.32	0.10
Warrants outstanding at December 31, 2008	835,000	0.99	0.10
Granted during 2009	2,250,000	0.77	0.10
Warrants outstanding at December 31, 2009	3,085,000	$0.83	$0.10	7.07
Stock Option Plan activity during the years ended December 31, 2009 and 2008 follows:
				Weighted
				Average
			Weighted	Remaining
		Average	Average	Contractual
	Warrants	Exercise Price	Grant-Date Fair Value	Life (Years)
Options outstanding at January 1, 2008	1,835,000	$0.01	$0.10
Exercised during 2008	(788,100)	0.01	0.10
Options outstanding at December 31, 2008	1,046,900	0.01	0.10
Exercised during 2009	(750,000)	0.01	0.10
Granted during 2009	1,500,000	0.01	0.10
Options outstanding at December 31, 2009	1,796,900	$0.01	$0.10	5.85

The fair value of warrants and options granted is estimated on the date of grant based on the weighted-average assumptions in the table below.  The assumption for the expected life is based on evaluations of historical and expected exercise behavior.  The risk-free interest rate is based on the U.S. Treasury rates at the date of grant with maturity dates approximately equal to the expected life at the grant date.  The calculated value method using the historical volatility of the Computer Services industry is used as the basis for the volatility assumption.

F11

	Years ended December 31,
	2009	2008
Weighted average risk-free rate	4.87%	4.64%
Average expected life in years	6.6	5.8
Expected dividends	None	None
Volatility	20%	20%
Forfeiture rate	0%	0%

Note 7 – Common Stock Issued

During the year ended December 31, 2009, the Company issued 500,000 common shares in exchange for the asset acquisition of Jekyll Island Ventures Inc. by its wholly-owned subsidiary, Gotham Innovation Labs Inc.  Also, during the year ended December 31, 2009, options were exercised for 735,000 shares of common stock, valued at $.01 per share.
On December 2, 2009, the Company amended its certificate of incorporation to increase the number of authorized common shares to 75,000,000.

Dividends may be paid on outstanding shares as declared by the Board of Directors from time to time. Each share of common stock is entitled to one vote.

Note 8 - Income Taxes

The tax provision at December 31 consists of the following:

	2009	2008

From operations:
Continuing Operations:
Current tax expense (benefit):
Federal	$(238,841)	$(46,228)
State and local	507	2,163
	(238,334)	(44,065)
Deferred tax expense (benefit)	--	--
Total from continuing operations	(238,334)	(44,065)
Discontinued operations:
Current tax expense (benefit)
Federal	42,640	--
State and local	24,313	--
	66,953	--

Deferred tax expense (benefit):
Federal	497,319	285,370
State and local	119,330	75,916
	616,649	361,286

Total from discontinued operations	683,602	361,286

Total	$445,268	$317,221

A reconciliation of the statutory federal income tax rate and the effective tax rate follows:

	Year Ended
	December 31,
	2009	2008
Statutory tax rate	34.0%	34.0%
Effect of:
State income taxes, net of
federal income tax benefit	5.5%	5.5%
Tax effect of NOL carryforwards	--	(16.0)%
Tax effect of expenses that are not
deductible for income tax purposes	(4.5)%	(0.8)%
Effective tax rate applicable
to continuing operations	35.0%	22.7%

The Company recognizes deferred tax assets and liabilities based on the future tax consequences of events that have been included in the financial statements or tax returns.  The differences relate primarily to net operating loss carryovers and to deferred compensation. Deferred tax assets and liabilities are calculated based on the difference between the financial reporting and tax bases of assets and liabilities using the currently enacted tax rates in effect during the years in which the differences are expected to reverse.  Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate.

F12

The Company’s provision for income taxes differs from applying the statutory U.S. federal income tax rate to income before income taxes.  The primary differences result from providing for state income taxes and from deducting certain expenses for financial statement purposes but not for federal income tax purposes.

In accordance with ASC Topic No. 740, Income Taxes, a valuation allowance is established based on the future recoverability of deferred tax assets.  This assessment is based upon consideration of available positive and negative evidence, which includes, among other things, the Company’s most recent results of operations and expected future profitability.  Management has determined that no valuation allowance related to deferred tax assets is necessary at December 31, 2009 and 2008.

The deferred tax assets included in assets from discontinued operations in the accompanying balance sheets includes the following at December 31:

	2009	2008
Current:
Net operating loss carryforwards	$--	$279,058
Non-current:
Net operating loss carryforwards	--	--
Deferred compensation	--	98,750
		$377,808
	$--

Note 9 – Risks and Uncertainties

Contingency Payment Income – Discontinued Operations

The discontinued operations of contingency payments received from Digi-Data is the Company’s sole source of income.  Should Digi-Data not achieve sufficient vaulting revenue or continue to exist, substantial doubt would be raised as to the Company’s ability to continue to exist, as the Company has no other source of revenue.

Uninsured Cash Balances

Substantially all amounts of cash accounts held at financial institutions are insured by the FDIC.

Note 10 - Related Party Transactions

Notes Receivable - Stockholders

The Company provided loans to a stockholder totaling $17,000 and $10,000 at December 31, 2009 and 2008, respectively.  The loans bear interest at a rate of 6% and are due on December 31, 2009.

Accrued interest on the note was $1,020 and $698 for the years ended December 31, 2009 and 2008, respectively.

The Company provided advances to two stockholders and former officers totaling $198,281 and $79,281 as of December 31, 2008, against their respective deferred compensation balances.  The advances to the stockholders were collateralized with their common shares issued and outstanding of 5,470,000 shares each.  The former officers repaid the advances to the Company during the year ended December 31, 2009.

Loans Payable - Stockholders

Two stockholders of the Company who are also former stockholders of Jekyll provided advances to Gotham for expenses totaling $2,504 at December 31, 2009.  The loans from the stockholders do not bear interest and are payable on demand.

Lease Commitment

iGambit Inc. entered into an operating lease for office space for a term of 12 months effective June 1, 2009.  Monthly rent under the lease is $2,600.

Gotham has an operating lease for office space renewable annually on October 16 at a monthly rent of $5,500.

Rent expense of $32,100 was charged to operations for the year ended December 31, 2009.

Note 11 – Commitments and Contingencies

The Company provides accruals for all direct costs associated with the estimated resolution of contingencies at the earliest date at which it is deemed probable that a liability has been incurred and the amount of such liability can be reasonably estimated.

Note 12 – Recent Accounting Pronouncements

In September 2009, the Company adopted Accounting Standards Codification (ASC) 105-10-05, which provides for the Financial Accounting Standards Board Accounting Standards Codification (the Codification) to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (GAAP) to be applied by non-governmental entities in the preparation of financial statements in conformity with GAAP. The Codification does not change GAAP, but combines all authoritative standards into a comprehensive, topically organized online database. ASC 105-10-05 explicitly recognizes rules and interpretative releases of the Securities and Exchange Commission (SEC) under Federal securities laws as authoritative GAAP for SEC registrants. Subsequent revisions to GAAP will be incorporated into the Codification through Accounting Standards Updates (ASU). ASC 105-10-05 is effective for interim and annual periods ending after September 15, 2009, and was effective for the Company in the third quarter of 2009. The adoption of ASC 105-10-05 impacted the Company's financial statement disclosures, as all references to authoritative accounting literature were updated to and in accordance with the Codification.

F13

In February 2009, the FASB issued an accounting standard now codified within ASC 805, “Business Combinations” that amends the provisions related to the initial recognition and measurement, subsequent measurement, and disclosure of assets and liabilities arising from contingencies in a business combination. The standard applies to all assets acquired and liabilities assumed in a business combination that arise from contingencies that would be within the scope of ASC 450, “Contingencies”, if not acquired or assumed in a business combination, except for assets or liabilities arising from contingencies that are subject to specific guidance in ASC 805. The standard applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The adoption of the standard by the Company was effective January 1, 2009 and did not have an impact on the Company's financial position and results of operations.

Effective January 1, 2008, the Company adopted the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”. This pronouncement defines fair value, establishes a hierarchal disclosure framework for measuring fair value, and requires expanded disclosures about fair value measurements. The provisions of this statement apply to all financial instruments that are being measured and reported on a fair value basis. Effective January 1, 2009, the Company adopted the remaining provisions of ASC Topic 820 that were delayed by the issuance of ASC Section 820-10-55, “Fair Value Measurements and Disclosures: Overall: Implementation Guidance and Illustrations”.

In April 2008, the FASB issued an accounting standard now codified within ASC 350, “Intangibles-Goodwill and Other” which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset. Under this standard, entities estimating the useful life of a recognized intangible asset must consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, must consider assumptions that market participants would use about renewal or extension. The intent of the standard is to improve the consistency between the useful life of a recognized intangible asset and the period of expected cash flows used to measure the fair value of the asset. Adoption of the standard was effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, The Company adopted the standard on January 1, 2009. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In November 2008, the FASB issued an accounting now standard codified within ASC 350, “Intangibles-Goodwill and Other” that applies to defensive assets which are acquired intangible assets which the acquirer does not intend to actively use, but intends to hold to prevent its competitors from obtaining access to the asset. The standard clarifies that defensive intangible assets are separately identifiable and should be accounted for as a separate unit of accounting in accordance with guidance provided within ASC 805, “Business Combinations” and ASC 820, “Fair Value Measurements and Disclosures”. The standard was effective for intangible assets acquired in fiscal years beginning on or after December 15, 2008. The Company adopted this standard effective January 1, 2009 and will apply the provisions of this guidance to intangible assets acquired on or after that date. The Company does not expect the standard to have a material impact on its accounting for future acquisitions of intangible assets.

In April 2009, the FASB issued an accounting standard now codified within ASC 825, “Financial Instruments” that requires disclosures about the fair value of financial instruments that are not reflected in the consolidated balance sheets at fair value whenever summarized financial information for interim reporting periods is presented. Entities are required to disclose the methods and significant assumptions used to estimate the fair value of financial instruments and describe changes in methods and significant assumptions, if any, during the period. The standard was effective for interim reporting periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009.

In April 2009, the FASB issued an accounting standard now codified within ASC 820, “Fair Value Measurements and Disclosures”, which provides guidance on determining fair value when there is no active market or where the price inputs being used represent distressed sales, The standard reaffirms the objective of fair value measurement, which is to reflect how much an asset would be sold for in an orderly transaction. It also reaffirms the need to use judgment to determine if a formerly active market has become inactive, as well as to determine fair values when markets have become inactive. The standard is effective for interim and annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009.

In May 2009, the FASB issued an accounting standard now codified within ASC 855, “Subsequent Events”, which sets forth general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It requires the disclosure of the date through which an entity has evaluated subsequent events and the basis for that date, that is, whether that date represents the date the financial statements were issued or were available to be issued. The standard was effective for interim or annual periods ending after June 15, 2009 and was adopted by the Company in the second quarter of 2009. In February 2010, the FASB issued Accounting Standards Update No. 2010-09 (ASU 2010-09) “Subsequent Events” (Topic 855): “Amendments to Certain Recognition and Disclosure Requirements”. This ASU amends FASB Codification topic 855. The amendments in ASU 2010-09 removes the requirement in ASC 855-10 for a SEC filer to disclose a date through which subsequent events have been evaluated in both issued and revised financial statements. This ASU was effective upon issuance and the Company adopted this ASU as of December 31, 2009. Except for the removal of disclosure requirements in ASC 855-10, the adoption of this standard did not have a material impact on the Company's consolidated financial statements.

In August 2009, the FASB issued ASU No. 2009-05, “Fair Value Measurements and Disclosures - Measuring Liabilities at Fair Value”. The ASU provides additional guidance for the fair value measurement of liabilities under ASC 820, Fair Value Measurements and Disclosures. The ASU provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain techniques. The ASU also clarifies that when estimating the fair value of a liability, a reporting entity is not required to include a separate input or adjustment to other inputs relating to the existence of a restriction that prevents the transfer of a liability. It also clarifies that both a quoted price in an active market for the identical liability at the measurement date and the quoted price for the identical liability when traded as an asset in an active market when no adjustments to the quoted price of the asset are required are Level fair value measurements. The Company adopted the ASU in the fourth fiscal quarter of 2009.

The adoption of the pronouncements above did not have a material effect on the Company's financial position or results of operations.

New Accounting Pronouncements Not Yet Effective

In October 2009, the FASB issued ASU 2009-13, Multiple-Deliverable Revenue Arrangements, (amendments to ASC Topic 605, Revenue Recognition) (ASU 2009-13) and ASU 2009-14, “Certain Arrangements that Include Software Elements”, (amendments to ASC Topic 985, Software) (ASU 2009-14). ASU 2009-13 requires entities to allocate revenue in an arrangement using estimated selling prices of the delivered goods and services based on a selling price hierarchy. The amendments eliminate the residual method of revenue allocation and require revenue to be allocated using the relative selling price method. ASU 2009-14 removes tangible products from the scope of software revenue guidance and provides guidance on determining whether software deliverables in an arrangement that includes a tangible product are covered by the scope of the software revenue guidance. ASU 2009-13 and ASU 2009-14 should be applied on a prospective basis for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15,2010, with early adoption permitted. The Company is currently evaluating the impact of the adoption of these ASUs on its consolidated results of operations or financial condition.

In December 2009, the FASB issued ASU No. 2009-17, “Improvements to Financial Reporting by Enterprises Involved with Variable” Interest Entities, which amends ASC 810, Consolidation to address the elimination of the concept of a qualifying special purpose entity. The standard also replaces the quantitative-based risks and rewards calculation for determining which enterprise has a controlling financial interest in a variable interest entity with an approach focused on identifying which enterprise has the power to direct the activities of a variable interest entity and the obligation to absorb losses of the entity or the right to receive benefits from the entity. This standard also requires continuous reassessments of whether an enterprise is the primary beneficiary of a VIE whereas previous accounting guidance required reconsideration of whether an enterprise was the primary beneficiary of a VIE only when specific events had occurred. The standard provides more timely and useful information about an enterprise's involvement with a variable interest entity and will be effective as of the beginning of interim and annual reporting periods that begin after November 15, 2009, which for the Company would be January 1, 2010. The Company does not expect the adoption of this standard to have a material effect on its consolidated results of operations and financial condition.

In January 2010, the FASB issued ASU No. 2010-6, “Improving Disclosures About Fair Value Measurements”, which provides amendments to ASC 820 Fair Value Measurements and Disclosures, including requiring reporting entities to make more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements including information on purchases, sales, issuances, and settlements on a gross basis and (4) the transfers between Levels 1, 2, and 3. The standard is effective for annual reporting periods beginning after December 15, 2009, except for Level 3 reconciliation disclosures, which are effective for annual periods beginning after December 15, 2010. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

F14

The FASB updated ASC Topic 810, Consolidations, and ASC Topic 860, “Transfers and Servicing”, which significantly changed the accounting for transfers of financial assets and the criteria for determining whether to consolidate a variable interest entity (VIE). The update to ASC Topic 860 eliminates the qualifying special purpose entity (QSPE) concept, establishes conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the financial asset de-recognition criteria, revises how interests retained by the transferor in a sale of financial assets initially are measured, and removes the guaranteed mortgage securitization re-characterization provisions. The update to ASC Topic 810 requires reporting entities to evaluate former QSPEs for consolidation, changes the approach to determining a VIE's primary beneficiary from a mainly quantitative assessment to an exclusively qualitative assessment designed to identify a controlling financial interest, and increases the frequency of required reassessments to determine whether a company is the primary beneficiary of a VIE. The Company does not expect the adoption of this standard to have a material impact on its consolidated financial statements.

F15